Exhibit 99.2

The financial statements to follow represent the unaudited historical interim condensed combined financial statements of Private Daré as of and for the six months ended June 30, 2017. These financial statements have not been adjusted to give effect to the Daré Transaction which occurred on July 19, 2017. Please see “Pro Forma Financial Information, Exhibit 99.3” for the unaudited pro forma condensed combined financial information of the Company and Private Daré giving effect to the business combination completed in connection with the Daré Transaction for the six months ended June 30, 2017.

DARÉ BIOSCIENCE, INC.

Index to Unaudited Interim Condensed Financial Statements

Balance Sheets as of June 30, 2017 (unaudited) and December 31, 2016	3

Statement of Operations for the 3 and 6 months ended June 30, 2017 and 2016 (unaudited)	4

Statements of Cash Flows for the 6 months ended June 30, 2017 and 2016 (unaudited)	5

Notes to the Financial Statements	6

Daré Bioscience, Inc.

Condensed Balance Sheet

	June 30, 2017	December 31, 2016
Assets	(unaudited)
Current Assets
Cash	$39,405	$44,614

Total current assets	39,405	44,614
Other assets	2,800	—

Total assets	$42,205	$44,614

Liabilities and Stockholders’ deficit
Current Liabilities
Accounts payable	$563,344	$12,678
Convertible promissory notes	852,500	697,500
Interest payable	79,033	45,057

Total current liabilities	1,494,877	755,235

Total liabilities	1,494,877	755,235

Commitments and contingencies (Note 6)
Stockholders’ deficit (Note 3)
Common stock: $.001 par value, 10,000,000 shares authorized, 9,100,000 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	$9,100	$9,100
Additional paid-in capital	8,120	8,114
Accumulated deficit	(1,469,892)	(727,835)

Total stockholders’ deficit	(1,452,672)	(710,621)

Total liabilities and stockholders’ deficit	$42,205	$44,614

See Notes to Financial Statements.

Daré Bioscience, Inc.

Condensed Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Operating expenses:
General and Administrative expenses	$243,863	$117,915	$742,057	$206,049
License expenses	—	250,000	—	250,000

Total operating expenses	243,863	367,915	742,057	456,049

Operating Loss	(243,863)	(367,915)	(742,057)	(456,049)

Net Loss	$(243,863)	$(367,915)	$(742,057)	$(456,049)

See notes to Financial Statements.

Daré Bioscience, Inc.

Condensed Statements of Cash Flows

(unaudited)

	Six months ended June 30,
	2017	2016
Cash Flows From Operating Activities
Net loss	$(742,057)	$(456,049)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	6	3
Changes in operating assets and liabilities:
Prepaid expenses	—	250,000
Accounts payable	550,666	3,474
Interest payable	33,976	20,063
Other assets	(2,800)	—

Net cash used in operating activities	(160,209)	(182,509)

Cash Flows From Investing Activities

Net cash used in investing activities	—	—

Cash Flows From Financing Activities
Proceeds from issuance of convertible promissory notes	155,000	—

Net cash provided by financing activities	155,000	—

Net decrease in cash	(5,209)	(182,509)
Cash, beginning of period	44,614	219,413

Cash, end of period	$39,405	$36,904

See notes to Financial Statements.

Daré Bioscience, Inc.

Notes to Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies

Nature of business: Daré Bioscience, Inc. (“Private Daré” or the “Company”), a Delaware corporation headquartered in San Diego, California, was formed on May 28, 2015. Private Daré is a clinical-stage biopharmaceutical company committed to the advancement of innovative products for women’s reproductive health. The Company is driven by a mission to identify, develop and bring to market a diverse portfolio of novel therapies that expand treatment options, improve outcomes and facilitate convenience for women. The Company is initially focused on the areas of contraception, vaginal health and fertility. The Company’s first product candidate, OvapreneTM, is a monthly non-hormonal contraceptive ring that is currently in clinical studies.

On March 20, 2017, Private Daré and Cerulean Pharma Inc. (NASDAQ: CERU) (“Cerulean”) announced that the two companies, together with the stockholders of Private Daré, entered into a definitive stock purchase agreement (the “Daré Stock Purchase Agreement”) under which the stockholders of Private Daré will become the majority owners of Cerulean (the “Daré Transaction”). While the level of cash remaining cannot be predicted with certainty, the terms of the Daré Stock Purchase Agreement provide higher ownership interests to Cerulean stockholders if Cerulean has more cash at the closing, but never in excess of 49% of the outstanding stock of Cerulean as of the closing. The Daré Transaction was approved by Cerulean stockholders and completed on July 19, 2017. Please refer to Note 7, Subsequent Events.

Since inception in 2015, the Company has devoted significant resources to license and prepare for the development of Ovaprene. The Company anticipates that the majority of operating expenses will be related to the development of Ovaprene and to expand its portfolio of product candidates. Substantially all of the Company’s resources are currently dedicated to advancing the clinical development of Ovaprene. The Company will require additional capital to advance Ovaprene and to acquire or license the rights to other potential product candidates.

The Company has signed an agreement (the “ADVA-Tec Agreement”) for a license from ADVA-Tec, Inc. (“ADVA-Tec”) for the exclusive right to develop and commercialize Ovaprene for human contraceptive use worldwide that becomes effective once the initial funding called for by the ADVA-Tec Agreement is secured. The license will become effective after the Company has secured initial funding of at least $1.25 million which the Company anticipates will be satisfied by the consummation of its proposed transaction with Cerulean, assuming Cerulean has at least $1.25 million in cash at the time of closing of the transaction with Cerulean described below. Please refer to Note 7, Subsequent Events, for discussion of the Company’s satisfaction of this initial funding requirement in connection with the consummation of the Daré Transaction. ADVA-Tec and its affiliates own issued patents or patent applications covering Ovaprene, and control proprietary trade secrets covering the manufacture of Ovaprene. As of the date of these financial statements, this patent portfolio includes 12 issued patents worldwide, along with 8 patent applications, all of which in accordance with the terms of the ADVA-Tec Agreement would be exclusively licensed to the Company. The Company also has a right of first refusal to license these patents and patent applications for purposes of additional indications for Ovaprene. Under the ADVA-Tec Agreement, ADVA-Tec will conduct certain research and development work as necessary to allow the Company to seek a Premarket Approval (“PMA”) from the Food and Drug Administration (“FDA”), and will supply the Company with its requirements of Ovaprene for clinical and commercial use on commercially reasonable terms.

Under the ADVA-Tec Agreement, the Company is required to make payments of up to $14.6 million in the aggregate to ADVA-Tec based on achievement of specified development and regulatory milestones, including completion of a successful Practical Clinical Trial (“PCT”) Study (as defined in the ADVA-Tec Agreement); approval by the FDA to commence the Phase 3 pivotal human clinical trial; successful completion of the Phase 3 pivotal human clinical trial; the FDA’s acceptance of the filing of a PMA for Ovaprene; the FDA’s approval of the PMA for Ovaprene; Conformite Europeene (“CE”) Marking of Ovaprene in at least three designated European countries; obtaining regulatory approval in at least three designated European countries; and obtaining regulatory approval in Japan. In addition, after the commercial launch of Ovaprene, the Company is also required to make royalty payments to ADVA-Tec based on aggregate annual net sales of Ovaprene in specified regions, which percentage royalty rate will vary between 1% and 10% and will increase based on various net sales thresholds. Finally, the Company is also required to make up to $20 million in the aggregate in commercial milestone payments to ADVA-Tec upon reaching certain worldwide net sales milestones.

The Company is obligated to use commercially reasonable efforts to develop and commercialize Ovaprene, and must meet certain minimum spending amounts per year, such amounts totaling $5 million in the aggregate over the first three years, and $2.5 million per year thereafter, until a final PMA is filed, or until the first commercial sale of Ovaprene, whichever occurs first.

Daré Bioscience, Inc.

Notes to Financial Statements

The ADVA-Tec license continues on a country-by-country basis until the later of the life of the licensed patents or the Company’s last commercial sale of Ovaprene, and the ADVA-Tec Agreement includes customary termination rights for both parties, and provides the Company the right to terminate with or without cause in whole or on a country-by-country basis upon 60 days prior written notice. In addition, ADVA-Tec may terminate the ADVA-Tec Agreement if the Company fails to do any of the following: (i) satisfy the annual spending obligation described above; (ii) fail to use commercially reasonable efforts to complete all necessary pre-clinical and clinical studies required to support and submit a PMA; (iii) fail to conduct clinical trials as set forth in the development plan that is agreed by the Company and ADVA-Tec, and as may be modified by a joint research committee, where such failure is not caused by events outside of the Company’s reasonable control; or (iv) fail to enroll a patient in the first non-significant risk medical device study or clinical trial as allowed by an institutional review board within six months of the production and release of Ovaprene, where non-enrollment is not caused by events outside of the Company’s reasonable control. In addition, ADVA-Tec may terminate the ADVA-Tec Agreement if the Company develops or commercializes any non-hormonal ring-based vaginal contraceptive device which is deemed competitive to Ovaprene or, in certain limited circumstances, if the Company fails to commercialize Ovaprene in certain designated countries within three years of the first commercial sale of Ovaprene.

A summary of the Company’s significant accounting policies follows:

Basis of presentation: The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). These financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2016. The results of operations for the interim period shown in this report are not necessarily indicative of the results that may be expected for any other interim period or for the full year. As noted above, on July 19, 2017 the Company completed a transaction which resulted in approximately $9.9 million of cash on hand. The Company expects to have sufficient cash resources to fund its planned operations for the next two years. This estimate reflects assumptions that may prove to be wrong, and the Company could deplete the available cash resources sooner than currently expected.

Use of estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the fair value of stock-based compensation. Actual results could differ from those estimates and could materially affect the reported amounts of assets, liabilities and future operating results.

Cash: The Company considers cash and all highly liquid debt instruments with an original maturity of three months or less to be cash. The Company maintains its cash accounts primarily in one financial institution. Accounts at this institution are insured by the Federal Deposit Insurance Corporation. The Company’s accounts at this institution do not exceed federally insured limits at June 30, 2017.

Daré Bioscience, Inc.

Notes to Financial Statements

Stock-based compensation: The Company records compensation expense for all stock-based awards granted based on the fair value of the award at the time of grant. The Company uses the Black-Scholes Pricing Model to determine the fair value of each of the awards which considers factors such as expected term, volatility, risk-free interest rate and dividend yield. Due to the limited history of the Company, the simplified method was utilized in order to determine the expected term of the awards. Additionally, the Company considered comparable companies in the industry which have available share price history to calculate the volatility. The Company compared US Treasury Bills in determining the risk-free interest rate appropriate given the expected term. Finally, the Company has not established nor do they plan to establish a dividend policy or declare any dividends in the foreseeable future and thus no dividend yield was determined necessary in the calculation of fair value.

Income taxes: The Company accounts for income taxes using the asset and liability method in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes. Under this method deferred income taxes are provided to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments. At June 30, 2017, the Company did not record any liabilities for uncertain tax positions.

As the Company has significant operating losses, the Company does not expect to pay any income taxes for 2017 and as such no income tax provision has been made. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements. The tax years 2015 to 2016 remain open to examination by federal and state taxing authorities.

Fair Value of Financial Instruments: Certain assets and liabilities are carried at fair value in accordance with ASC 820, Fair Value Measurement. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy is based on three levels of inputs that measure fair value, of which the first two levels are considered observable and the last level is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices) such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s instruments that are carried at fair value are cash equivalents, accounts payable and accrued interest. The carrying values of accounts payable and accrued interest approximate their fair value due to the short-term nature of these liabilities.

Daré Bioscience, Inc.

Notes to Financial Statements

Recent accounting pronouncements: On May 28, 2014, the FASB issued ASU 2014-09, Revenue From Contracts With Customers, which impacts the way in which some entities recognize revenue for certain types of transactions. The new standard will become effective beginning in 2018 for public companies. The Company is currently assessing the potential impact of this accounting standard and the effect it might have on its revenue recognition policy upon adoption.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. The new standard is effective for public companies for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently assessing the potential impact of this accounting standard and the effect it might have on the financial statements.

Note 2. Convertible Promissory Notes

On December 4, 2015, the Company issued convertible promissory notes in the aggregate principal amount of $500,000. The convertible promissory notes accrue interest at a rate of 8% per annum, are convertible into the Company’s next preferred stock financing round and are payable following the delivery of a demand by the holders of a majority in interest of the outstanding principal (including the outstanding principal amount under the convertible promissory notes issued on or after November 18, 2016, as described further below) on or after December 4, 2017. In the event of a preferred stock financing, all outstanding principal and unpaid interest under the convertible promissory notes will convert into the shares of the Company’s preferred stock issued in such financing at the price per share paid by the purchasers of such shares and an additional number of shares equal to 15% to 25% of the outstanding principal and unpaid interest based on the amount of time that has passed between the issuance of the convertible promissory notes and the closing of such preferred stock financing.

During the week of November 18, 2016, the Company issued additional convertible promissory notes, and amended the terms of certain of the outstanding convertible promissory notes held by persons who purchased additional convertible promissory notes on or after November 18, 2016. These convertible promissory notes (including the convertible promissory notes issued in December 2015 and amended in connection with the sale of additional convertible promissory notes in November 2016) accrue interest at a rate of 8% per annum, are convertible into the Company’s next preferred stock financing round and are payable following the delivery of a demand by the holders of a majority in interest of the outstanding principal (including the outstanding principal amount under the convertible promissory notes issued in December 2015) on or after December 4, 2017. In the event of a preferred stock financing, all outstanding principal and unpaid interest under the convertible promissory notes (including the amended convertible promissory notes originally issued in December 2015) will convert into the shares of the Company’s preferred stock issued in such financing at the price per share paid by the purchasers of such shares and an additional number of shares equal to 40% of the outstanding principal and unpaid interest. In addition, in the event of a change of control in which the convertible promissory notes (including the amended convertible promissory notes originally issued in December 2015) are repaid, the holders of such notes are entitled to receive 2 to 5 times the amount of the principal based on the proceeds payable to the Company or the Company’s stockholders in connection with such change of control. During the week of November 18, 2016 the Company issued convertible promissory notes in the aggregate principal amount of $197,500 and amended the terms of prior notes in the aggregate principal amount of $275,000 to correspond with the terms of such additional convertible promissory notes. On February 17, 2017 the Company issued an additional convertible promissory note in the principal amount of $100,000.

In connection with the Daré Transaction, described in further detail below, all outstanding convertible promissory notes issued prior to March 31, 2017 were further amended to provide that such notes will convert into shares of Private Daré common stock at a price per share of $0.18727 (subject to stock splits, combinations and similar

Daré Bioscience, Inc.

Notes to Financial Statements

events) effective as of immediately prior to the closing of the Daré Transaction and that the Daré Transaction would not constitute a change of control, including for purposes of the repayment premium described above. The number of shares of common stock issuable upon conversion of the convertible promissory notes issued prior to March 31, 2017 will be equal to the outstanding principal amount plus accrued interest through March 31, 2017 divided by $0.18727 (subject to stock splits, combinations and similar events), plus, in the case of the convertible promissory notes issued in December 2015, 25% of the principal amount divided by $0.18727 (subject to stock splits, combinations and similar events) and, in the case of the convertible promissory notes issued on or after November 18, 2016 (including certain of the amended convertible promissory notes originally issued in December 2015 the holders of which also participated in the November 2016 note offering), 40% of the principal amount divided by $0.18727 (subject to stock splits, combinations and similar events).

Between April 1, 2017 and June 6, 2017 the Company issued additional convertible promissory notes in the aggregate principal amount of $55,000 pursuant to a new note purchase agreement. One note in the principal amount of $20,000 was issued on May 31, 2017 and two notes in the aggregate principal amount of $35,000 were issued during the first week of June. The new note purchase agreement provides for one or more additional closings through the earlier to occur of September 28, 2017 and the date on which the Cerulean stockholders approve the Daré Transaction, and limits the aggregate principal amount of the convertible promissory notes issued thereunder to $2.0 million. The convertible promissory notes issued pursuant to the May 31, 2017 note purchase agreement bear an annual interest rate of 8% and will automatically convert immediately prior to closing of the transaction into the number of shares of Private Daré common stock equal to 120% of the original principal amount of each such note divided by $0.38. The interest on such notes will not convert into shares of Private Daré’s common stock. In addition, the holders of such notes issued pursuant to the new note purchase agreement are entitled to convert the value of any then outstanding notes plus unpaid and accrued interest plus an additional 20% of the principal amount of their notes into Qualified and Non-Qualified Equity Financings (with such terms having the same meaning as in the December 2015 note purchase agreement) at the price paid by investors in the Qualified and Non-Qualified Equity Financings. Each purchaser of notes pursuant to the new note purchase agreement also executed and delivered a counterpart signature page to the Daré Stock Purchase Agreement with Cerulean.

On July 19, 2017, Private Daré amended the notes to provide that (i) the interest on the notes be subject to compounding on an annual basis as of December 31 of each year and (ii) the number of shares of common stock issuable upon conversion of the convertible promissory notes issued prior to March 31, 2017 will be equal to the outstanding principal amount plus accrued interest through March 31, 2017 divided by $0.18727 (subject to stock splits, combinations and similar events) plus, in the case of the convertible promissory notes issued in December 2015, 25% of the principal amount plus accrued interest through March 31, 2017 divided by $0.18727 (subject to stock splits, combinations and similar events), and, in the case of the convertible promissory notes issued on or after November 18, 2016 (including certain of the amended convertible promissory notes originally issued in December 2015 the holders of which also participated in the November 2016 note offering), 40% of the principal amount plus accrued interest through March 31, 2017 divided by $0.18727 (subject to stock splits, combinations and similar events).

Immediately prior to the closing of the Daré Transaction, all of the convertible promissory notes of Private Daré, in aggregate principal of, and accrued interest on, were converted into shares of common stock of Private Daré and all of the outstanding shares of common stock and stock options of Private Daré were exchanged for shares of common stock of Cerulean pursuant to the exchange ratio defined in the Daré Stock Purchase Agreement. Please refer to Note 7, Subsequent Events.

Daré Bioscience, Inc.

Notes to Financial Statements

Note 3. Stockholders’ Deficit

Under the terms of the Company’s Certificate of Incorporation the Company is authorized to issue one class of stock designated as common stock. The total number of common stock authorized is 10,000,000 shares with a par value of $0.001.

Note 4. Stock-based Compensation

On December 1, 2015, the Company adopted the 2015 Employee, Director and Consultant Equity Incentive Plan (the “2015 Plan”), under which the Company may grant incentive stock options, non-qualified stock options, stock grants and stock-based awards to individuals who are then employees, officers, non-employee directors or consultants of the Company. A total of 1,500,000 shares of common stock were initially reserved for issuance under the 2015 Plan, plus “returning shares” that may become available from time to time. “Returning shares” are shares that are subject to outstanding awards granted under the 2015 Plan that expire or terminate prior to exercise or settlement, are forfeited because of the failure to vest, or are repurchased. As of June 30, 2017, 350,000 options remain available for future grant under the 2015 Plan.

Stock Options

Options granted under the 2015 Plan have terms of ten years from the date of grant unless earlier terminated and generally vest over a three-year period. The exercise price of all options granted for the year ended December 31, 2016 was equal to the market value of the Company’s common stock on the date of grant. There were no options granted during the 6 months ended June 30, 2017.

A summary of stock option activity and related information for the year ended December 31, 2016 and the quarter ended June 30, 2017 is as follows:

	Number of Option Shares	Weighted Average Exercise Price
Outstanding at December 31, 2016 (audited)	50,000	$0.001
Granted	—	—

Outstanding at June 30, 2017 (unaudited)	50,000	$0.001

Exercisable at June 30, 2017 (unaudited)	26,389	0.001

Vested and expected to vest at June 30, 2017 (unaudited)	50,000	$0.001

Options outstanding and exercisable at June 30, 2017 had a weighted average contractual life of 8.3 years. The intrinsic value of the vested and expected to vest at June 30, 2017 was $450. As of June 30, 2017, $19 represents unamortized stock-based compensation expense which will be amortized over the weighted average period of 1.4 years.

Restricted Stock

In December 2015, the Company issued restricted stock agreements totaling 200,000 shares of common stock, $0.001 par value per share. The restricted stock vested immediately and all shares are subject to repurchase at the option of the Company upon termination of the affiliation between the Company and the holder or a proposed transfer by the holder. The fair value of the restricted stock was determined to be $0.001 per share and was recorded as an expense within operating expenses as of the grant date.

Daré Bioscience, Inc.

Notes to Financial Statements

In November 2016, the Company issued restricted stock agreements totaling 900,000 shares of common stock, $0.001 par value per share. The restricted stock vested immediately and are subject to repurchase at the option of the Company upon termination of the affiliation between the Company and the holder or a proposed transfer by the holder. The fair value of the restricted stock was determined to be $0.01 per share and was recorded as an expense within operating expenses as of the grant date. The Company did not issue any restricted stock agreement during the six-month period ended June 30, 2017

Note 5. Income Taxes

The Company will file a federal income tax return and certain state and local income tax returns. At June 30, 2017, the Company had available a federal net operating loss carry-forward of approximately $1,470,000 for income tax purposes, which will expire starting in fiscal year 2036. The Company evaluates whether a valuation allowance related to deferred tax assets is required each reporting period. A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized. The Company follows ASC 740, Income Taxes, where tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in tax returns that do not meet these recognition and measurement standards. At June 30, 2017, the Company recorded a full valuation allowance of $220,500 relating to the net operating loss.

Note 6. Commitments and Contingencies

Operating leases: The Company entered into an Affiliate Member Services Agreement on December 19, 2016 which provides facilities space as well as other services. The term of the agreement commenced on January 1, 2017 and continues until either party provides 30 days’ notice of termination. The Company incurred rent expenses of $3,600 for the six-month period ended June 30, 2017 and did not incur any rent expenses for the year ended December 31, 2016.

Other legal contingencies: From time to time, the Company may be involved in various claims arising in the normal course of business. Management is not aware of any material claims, disputes or unsettled matters that would have a material adverse effect on the Company’s results of operations, liquidity or financial position that the Company has not adequately provided for in the accompanying financial statements.

Note 7. Subsequent Events

On July 19, 2017, in connection with the Company’s consummation of the Daré Transaction, the Company satisfied the initial funding requirement called for by the ADVA-Tec Agreement by securing at least $1.25 million in cash and the license for Ovaprene became effective.

On July 20, 2017, the Company and Cerulean announced, among other items, that on July 19, 2017 the Company completed the Daré Transaction. In connection with the Daré Transaction, all of the convertible promissory notes of Private Daré, in aggregate principal of, and accrued interest on, were converted into shares of common stock of Private Daré and all of the outstanding shares of common stock and stock options of Private Daré were exchanged for shares of common stock of Cerulean pursuant to the exchange ratio defined in the Daré Stock Purchase Agreement.

Effective as of July 20, 2017, Cerulean implemented a 1-for-10 reverse stock split of its common stock (the “Reverse Stock Split”), and changed its name from Cerulean Pharma Inc. to Daré Bioscience, Inc.